Exhibit 10.2

October 29, 2008

Ms. Lynne A. Burgess

Dear Lynne:

This letter agreement (the “Agreement”) confirms the agreement between you and Asbury Automotive Group, Inc. (“Asbury”) in connection with your departure from Asbury. You and Asbury entered into a Severance Pay Agreement dated as of April 21, 2003, as amended on December 20, 2006 and November 14, 2007 (the “2007 Agreement). Terms that are not defined in this Agreement are defined in the 2007 Agreement.

Your departure from Asbury will constitute a Termination. We agree that your date of Termination will be March 31, 2009, unless you voluntarily terminate your employment earlier, in which case the earlier date will be your date of Termination. You will continue to receive your normal compensation and benefits through the date of Termination. If you are terminated for “Cause” before your date of Termination, you will not be eligible for the Severance Pay and other benefits described in the 2007 Agreement and this Agreement.

In accordance with the 2007 Agreement, Asbury will pay you as Severance Pay: i) twelve (12) months of your base salary as of the date of Termination, and ii) a portion of your target bonus for 2009 (set at 40% of base) in an amount equal to the target bonus multiplied by the percentage of 2009 that has expired through the date of Termination. For avoidance of doubt, if you have not voluntarily terminated before March 31, 2009 your bonus payment will be 25% of your target bonus for 2009. The base salary component of Severance Pay and the bonus component will be paid to you in a lump sum within 30 days following your date of Termination. Both base salary and bonus will be subject to required withholding. You will not be eligible for a bonus under the 2008 Incentive Plan for the Corporate Office to be paid (if at all) to Asbury employees in 2009 unless you voluntarily terminate prior to 12/31/2008. In accordance with Asbury vacation policy, you will not be eligible for any cash payment for unused vacation.

Provided that you do not voluntarily terminate your employment or are not terminated for “Cause” before March 31, 2009, Asbury will pay you a retention bonus in the amount of $150,000. This retention bonus will be paid to you in a lump sum not later than April 30, 2009.

For twelve (12) months following your date of Termination, unless the coverage is terminated sooner pursuant to the terms of the 2007 Agreement, you will be entitled to continue to participate, at the same level of coverage and contribution in effect immediately prior to the date of Termination, in any Asbury health, dental, disability and life insurance plans, as may be amended from time to time, in which you were participating immediately prior to the date of Termination (the “Continued Benefits Coverage”). Under the 2007 Agreement, you are required to notify the Vice President, Human Resources promptly after you obtain other employment providing such benefit coverage, and this Continued Benefits Coverage under such Asbury plans will terminate 30 days thereafter. At your option, COBRA coverage will be available to you, as provided by Asbury policy, at the termination of the Continued Benefits Coverage.

Outstanding Equity Grants

1.

Your stock options are fully vested. You may exercise any or all of these options between now and your date of Termination in accordance with Asbury’s Insider Trading Policy open and close window periods. In addition, you will have ninety (90) days following your date of Termination to exercise your options. After the 90th day, they will expire.

2.	Your unvested restricted shares will expire on your date of Termination.

3.	Provided your date of Termination is not earlier than December 31, 2009, your 2006 performance unit grant will vest on that date. The actual shares achieved under the grant, if any, will be issued to you at the same time as shares are issued to other participants. If you voluntarily terminate earlier than December 31, 2009, you will forfeit any award under this grant.

4.	Your 2008 unvested performance units will expire on your date of Termination.

As a condition to receiving the Severance Pay and other compensation and benefits outlined in this Agreement, you will execute and deliver the release attached as Exhibit A.

You will have a minimum of 21 days to consider the release before signing, and the right to revoke the release during the seven-day period after you have signed.

In addition:

1.	You agree to continue to perform and fully discharge your duties as Vice President, General Counsel and Secretary of Asbury through and including your date of Termination.

2.	You agree to cooperate with and lend reasonable assistance to Asbury as Asbury may reasonably request from time to time concerning current and future claims and litigation as to which you have knowledge as a result of your employment by Asbury, including assisting Asbury’s lawyers with case preparation, discovery, deposition, and trial testimony. In addition, you agree to consult with Asbury, on such dates, at such times, and in such locations as Asbury may reasonably request from time to time, on matters relating to your areas of responsibility while Vice President, General Counsel and Secretary of Asbury. No compensation or benefits will be paid for such cooperation, assistance or consultation. However, you will be entitled to reimbursement for reasonable and documented travel or business expenses, in accordance with Asbury’s expense reimbursement policy, reasonably incurred by you in connection with such cooperation, assistance or consultation.

3.	As of your date of Termination you will no longer serve as an officer of Asbury or as an officer or director of any Asbury subsidiary or affiliate. Upon Asbury’s request you will sign and deliver letters resigning from such positions.

In accordance with the Older Worker Benefit Protection Act, I am required to advise you to consult with an attorney to the extent you desire regarding the terms of the release. The Severance Pay and other compensation and benefits described above will commence only after you have returned the signed release to me and the seven-day revocation period has expired.

Asbury will be entitled to withhold from any amounts payable hereunder or under any other agreements or instruments contemplated hereby or referred to herein, including, without limitation, the 2007 Agreement, any federal, state, local or other applicable withholding or other taxes or charges which Asbury is required to withhold.

You hereby acknowledge and agree that you remain bound by the provisions of the 2007 Agreement, including, without limitation, those provisions relating to non-disclosure, non-solicitation and non competition.

We agree that the Indemnification Agreement between you and the Company dated as of March 10, 2003 remains in effect in accordance with its terms.

If you have any questions regarding your severance arrangements please contact me. Please indicate your acceptance of the terms and provisions of this Agreement by signing both copies of this Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and legally binding on you and Asbury.

Sincerely,

/s/ Philip R. Johnson
Phillip R. Johnson
Vice President of Asbury Automotive Group, Inc.

Acknowledged and agreed as of the date first above written:

/s/ Lynne A. Burgess
Lynne A. Burgess

Exhibit “A”

GENERAL RELEASE

This General Release (this “General Release”) is entered into between the undersigned employee, Lynne Burgess (“you” or “your”) and Asbury Automotive Group, Inc. (the “Company”), 622 Third Avenue, 37th Floor, New York, NY 10017.

In consideration of the mutual promises contained in this General Release, the Severance Pay Agreement dated April 21, 2003, as amended December 20, 2006 and as further amended on November 14, 2007 (the “2007 Agreement”) and the Letter Agreement dated October 29, 2008 ( the “Letter Agreement”), you and the Company agree to the following:

1.	Your employment with the Company terminated effective on , 2009 (the date of Termination”).

2.	Subject to the conditions described below, the Company will pay you the Severance Pay and other compensation and benefits (the “Separation Benefits”) provided for in the Letter Agreement.

3.

You hereby agree for yourself, your spouse and child or children (if any), and your heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to release, discharge, indemnify and hold harmless forever the Company, and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which you are or have been a participant by virtue of your employment with the Company (collectively, the “Releasees”), from any and all actions, causes of action, contracts, claims, demands, debts, accounts, judgments, rights, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibilities and liabilities of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, which you, your spouse and child or children (if any), or your heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors or assigns, ever had, now have or hereafter may have, against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release (the “General Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) your employment relationship with the Company, the terms and conditions of your employment relationship, and the termination of that employment or (b) your status at any time as a holder of any securities of the Company, and any and all rights or claims arising under federal, state or local laws, executive orders, ordinances, or regulations, including, without limitation, claims for wrongful discharge, infliction of emotional distress, interference with contract or economic relations, breach of any express or implied contract or covenant of good faith and fair dealing, fraud, misrepresentation, defamation, any tort, common law or contract claim, claims of any kind that may be brought in any court or administrative agency, and claims under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Fair Labor Standards Act, which governs wages and other terms and conditions of employment; the Americans with Disabilities Act, which prohibits discrimination against persons with disabilities; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Human Rights Laws of the State and City of New York (or any similar state or local law applicable to you); the Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes-Oxley Act; and similar state or local statutes, ordinances, and regulations. This General Release shall not apply to your entitlements hereunder or under the 2007 Agreement or Letter Agreement, to any right you may have to any benefits already vested under any Company benefits plan in which you participated or to any rights you may have to indemnification or liability insurance under any of the Company’s plans or policies.

4.	You hereby recognize and reaffirm the promises and obligations contained (i) in Sections 4, 5 and 6 of the 2007 Agreement with respect to your covenants relating to your non-competition, non-solicitation and non-disclosure of confidential information, (ii) the Letter Agreement, and (iii) the Asbury Automotive Group Code of Business Conduct and Ethics for Directors, Officers and Employees.

5.	You acknowledge that you have been given a period of twenty-one (21) days to review and consider this General Release before signing. You understand that you may use as much of this twenty-one (21) day period as you wish prior to signing.

6.	You acknowledge that you have been advised by the Company to consult with an attorney regarding the terms of this General Release. You represent that you have carefully read and fully understand all of the provisions of this General Release and that you are voluntarily entering into it. This General Release and the Letter Agreement constitute an offer that will expire if you do not execute such documents during the 21-day period.

7.	You may revoke this General Release within seven (7) days of your signing. Revocation can be made by delivering a written notice of revocation to Philip Johnson, Asbury Automotive Group, 2905 Premiere Parkway NW, Suite 300, Duluth, GA 30097. For this revocation to be effective, written notice must be received by Philip Johnson no later than the close of business on the seventh day after you sign this General Release. If you revoke this General Release, it will not be effective or enforceable and you will not receive the Separation Benefits described in the Letter Agreement or the 2007 Agreement.

8.	It is expressly understood that there is no other agreement or understanding between you and the Company pertaining to the termination of your employment with the Company or the Company’s obligations to you with respect to such termination, except as set forth in this General Release, the Letter Agreement and the 2007 Agreement.

9.	Any controversy or claim arising out of or relating to your employment with the Company, the termination of your employment, this General Release, the 2007 Agreement or the Letter Agreement, or its or their breach, shall be finally settled by binding arbitration in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) mutually agreed to by the parties, in or near the city where the Company maintains its corporate headquarters at the time of the dispute. You and the Company agree that any judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.	If any provision of this General Release, the 2007 Agreement or Letter Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

PLEASE READ CAREFULLY. CAREFULLY CONSIDER ALL PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Asbury Automotive Group, Inc.	Employee:

By:

Dated:	Dated: